Exhibit 99.1

Spark Therapeutics Announces Positive Top-line Results from Pivotal Phase 3 Trial of SPK-RPE65 for Genetic Blinding Conditions

Meets Primary and First Two Secondary Endpoints with High Statistical Significance and
No Serious Adverse Events Related to SPK-RPE65

Demonstrates Restoration of Functional Vision and Improvement in Light Sensitivity in Subjects Previously Progressing toward Complete Blindness

First Randomized, Controlled Phase 3 Trial of a Gene Therapy for a Genetic Disease

PHILADELPHIA, October 5, 2015 - Spark Therapeutics (NASDAQ: ONCE) today announced positive top-line results from the Phase 3 pivotal trial of its lead gene therapy product candidate, SPK-RPE65, for the treatment of RPE65-mediated inherited retinal dystrophies (IRDs).
The pivotal trial met its primary endpoint (p = 0.001), demonstrating improvement of functional vision in the intervention group compared to the control group, as measured by the change in bilateral mobility testing between baseline and one year.
There were no serious adverse events related to SPK-RPE65 or deleterious immune responses observed in the trial. Overall, adverse events related to the administration procedure were consistent with observations in earlier studies of SPK-RPE65.
In addition, subjects who received SPK-RPE65 outperformed control subjects across the first two secondary endpoints: full-field light sensitivity threshold testing (p < 0.001) and the mobility test change score for the first injected eye (p = 0.001). The third secondary endpoint, visual acuity, did not show statistically significant evidence of benefit (p = 0.17). All reported p-values reflect results from the intent-to-treat (ITT) population, the most stringent efficacy analysis population described in the statistical analysis plan (SAP).
"We saw substantial restoration of vision in patients who were progressing toward complete blindness,” said Albert M. Maguire, MD, principal investigator in the trial and professor of ophthalmology at the Perelman School of Medicine of the University of Pennsylvania. “The majority of the subjects given SPK-RPE65 derived the maximum possible benefit that we could measure on the primary visual function test, and this impressive effect was confirmed by a parallel improvement in retinal sensitivity. If approved, SPK-RPE65 should have a positive, meaningful impact on the lives of patients with this debilitating condition."
Based on these results, Spark intends to file a Biologics License Application with the U.S. Food and Drug Administration in 2016 as the first step in executing its global regulatory and commercialization strategy.
"These results are the culmination of more than a decade of work of many dedicated individuals to correct the underlying cause of RPE65-mediated blindness through the one-time administration of a gene therapy," said Jean Bennett, MD, PhD, professor of ophthalmology and director of the Center for Advanced Retinal and Ocular Therapeutics at the Perelman School of Medicine of the University of Pennsylvania. "We are excited about the potential impact that the results will have on the treatment of this and other blinding conditions."
Today’s results represent the first successful randomized, controlled Phase 3 trial ever completed in gene therapy for a genetic disease. It reflects more than a decade of innovation across all aspects of the program, including vector design, manufacturing and formulation, the surgical delivery procedure and clinical trial design, as well as the development and validation of a novel endpoint.
“This is an important moment for the field of gene therapy, and demonstrates Spark’s ability to carefully and precisely integrate technologies and approaches across a range of disciplines to move the concept of gene therapy toward a therapeutic reality for patients,” said Kathy High, MD, co-founder, president and chief scientific officer of Spark. “We wish to thank the trial participants and families as well as the investigators and all who contributed to this groundbreaking trial and successful result.”
“These data further validate Spark’s platform which is being applied across a growing pipeline of clinical and preclinical programs in gene therapy,” said Jeffrey D. Marrazzo, co-founder and chief executive officer of Spark. “The impact of these results provides the strongest indication yet of the role that Spark is uniquely poised to play across a wide range of inherited diseases.”
Trial Detail
The multicenter, pivotal Phase 3 trial randomized 31 subjects with confirmed RPE65 gene mutations. The ITT population included 21 subjects in the intervention group and 10 in the control group.
For the primary endpoint, subjects were evaluated at multiple time points over the course of one year for their performance in navigating a mobility course under a variety of light levels ranging from one lux (equivalent to a moonless summer night) to 400 lux (a brightly lit office) using the bilateral testing condition. Each attempt was recorded, and the videos were sent to independent, centralized, masked graders to assign a pass/fail score based on speed and accuracy with which the subjects navigated the course.
In addition to the primary endpoint, the SAP included three secondary endpoints tested statistically in the following hierarchical order:

•	Full-field light sensitivity threshold testing (FST), which reflects underlying physiological function by measuring light sensitivity of the entire visual field.

•
Change in mobility test score for the first eye injected, which compares the mobility test performance between baseline and year one for the first eye injected for the intervention group and, for the control group during the control year, the first eye injected after they crossed over.

•	Visual acuity testing, which measures changes in central vision by assessing the ability of the subject to read a standard eye chart.
A summary of top-line efficacy results follows:
Primary outcome (ITT)
Mobility test (MT) change score, bilateral    p = 0.001
Secondary outcomes (ITT)
FST, averaged over both eyes    p < 0.001
MT change score, first injected eye    p = 0.001
Visual acuity, averaged over both eyes    p = 0.17

“This is a watershed moment in the long-time pursuit of innovative gene therapy solutions for a range of blinding retinal degenerative diseases,” said Gordon Gund, chairman of the Foundation Fighting Blindness. “Spark, The Children’s Hospital of Philadelphia, the Foundation Fighting Blindness and a long list of collaborators in the non-profit, academic and government sectors are to be commended for diligently persevering over many years in their aim to realize the potential of gene therapy in the fight against blindness.”
Additional data from this clinical trial will be presented in a series of scientific meetings in the coming months, beginning with a presentation at the Retina Society Annual Scientific Meeting on October 10th in Paris by Principal Investigator Stephen R. Russell, MD, of the Stephen A. Wynn Institute for Vision Research at the University of Iowa.

Conference Call Details
Spark management will provide an overview of the top-line results for the Phase 3 trial of SPK-RPE65 during a conference call scheduled for today at 8:30 am ET. The conference call can be accessed by dialing (855) 851-4526 (domestic) or +1 (720) 634-2910 (international) and entering passcode 54830608. To access a live audio webcast, please visit the "Investors" section at www.sparktx.com.
A replay of the call will be available for one week following the call and can be accessed by dialing (855) 859-2056 (domestic) or +1 (404) 537-3406 (international) and entering passcode 54830608 or by visiting our website.
About Spark Therapeutics
Spark is a gene therapy leader seeking to transform the lives of patients suffering from debilitating genetic diseases by developing one-time, life-altering treatments. Spark’s initial focus is on treating rare diseases where no, or only palliative, therapies exist. Spark’s most advanced product candidate, SPK-RPE65, which has received both breakthrough therapy and orphan product designation, recently reported positive top-line results from a pivotal Phase 3 clinical trial for the treatment of rare blinding conditions. Spark’s validated gene therapy platform is being applied to a range of clinical and preclinical programs addressing serious genetic diseases, including inherited retinal dystrophies, hematologic disorders and neurodegenerative diseases. Spark builds on two decades of research, development and manufacturing at The Children’s Hospital of Philadelphia, including human trials conducted across diverse therapeutic areas and routes of administration. To learn more, please visit www.sparktx.com.
Cautionary Note on Forward-looking Statements
This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company's lead product candidate, SPK-RPE65. Any forward-looking statements are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that: (i) the data from our Phase 3 clinical trial of SPK-RPE65 may not support a label for the treatment of RPE65-mediated IRDs other than Leber congenital amaurosis (LCA); (ii) the improvements in functional vision demonstrated by SPK- RPE65 in our clinical trials may not be sustained over extended periods of time; and (iii) we could experience delays in submitting our regulatory filings, including our Biologics Licensing Application with FDA and, once submitted, such regulatory filings may not be approved. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the "Risk Factors" section, as well as discussions of potential risks, uncertainties and other important factors, in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and other filings we make with the Securities and Exchange Commission. All information in the press release is as of the date of the release, and Spark undertakes no duty to update this information unless required by law.
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